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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[X] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

================================================================================
1. Name and Address of Reporting Person*

   YEAGER                PAUL
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

                          333 N. Ranch Drive, Suite 900
--------------------------------------------------------------------------------
                                    (Street)

   Las Vegas                        Nevada                            89106
--------------------------------------------------------------------------------
   (City)                           (State)                           (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol


   PREFERENCE TECHNOLOGIES (PFER)
================================================================================
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


================================================================================
4. Statement for Month/Year

   December 1999
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ]   Director                               [ ]   10% Owner
   [X]   Officer (give title below)             [ ]   Other (specify below)

                             Chief Financial Officer
================================================================================
7. Individual or Joint/Group Filing
   (Check applicable line)

   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying      8.      ities     Secur-  of
                    Exer-                      Securities    Date              Securities         Price   Bene-     ity:    In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)   of      ficially  Direct  direct
                    Price    Trans-    4.      or Disposed   Expiration Date   ----------------   Deriv-  Owned     (D) or  Bene-
1.                  of       action    Trans-  of (D)        (Month/Day/Year)             Amount  ative   at End    In-     ficial
Title of            Deriv-   Date      action  (Instr. 3,    ----------------             or      Secur-  of        direct  Owner-
Derivative          ative    (Month/   Code    4 and 5)      Date      Expira-            Number  ity     Year      (I)     ship
Security            Secur-   Day/      (Instr. ------------  Exer-     tion               of      (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)     8)       (A)   (D)    cisable   Date     Title     Shares  5)      4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option        $2.13    08/23/99  A3*     400,000       **        04/02/02 Common    400,000         400,000   D
(right to buy)                                                                  Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
Explanation of Responses:

*  Reporting Person became Chief Financial Officer on August 23, 1999.
** Subject to incremental vesting within 15 months of the Transaction Date.


                              /s/ Paul Yeager                March 29, 2000
                        ________________________________     _________________
                        **Signature of Reporting Person             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

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